Exhibit 4.1

Execution Version

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”), dated as of November 27, 2023 is by and between CVI Investments, Inc. (the “Seller”) and Mr. Fnu Oudom (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller owns 214,044 shares of restricted common stock of BIMI International Medical Inc. (the “Company”) (the “Restricted Shares”) issued pursuant to alternate cashless exercises of various warrants to purchase shares of common stock of the Company (the “Warrants”) previously issued to Seller;

WHEREAS, the parties hereto desire that the Seller sells, transfers, conveys and assigns to Buyer, and Buyer purchases and acquires from the Seller, the Restricted Shares and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration rights pertaining to the Restricted Shares);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Sale and Purchase of Restricted Shares; Settlement.

1.1 Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), the Seller shall sell, convey, assign and deliver to Buyer, and Buyer shall purchase from the Seller, the Restricted Shares and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration rights pertaining to the Restricted Shares).

(b) The Buyer agrees to pay US$1.20 per Restricted Share, or an aggregate of US$256,852.8 (the “Purchase Price”).

(c) Within two (2) Business Days after the date hereof (such date being the “Closing Date”) the Buyer will pay the Purchase Price in full to the Seller by wire transfer of immediately available funds to an account or accounts designated by the Seller in written wire instructions.

1.2 Further Assurances. Each party shall use its best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company or any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 2. Representations and Warranties of Buyer. Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:

2.1 Authority. Buyer has the authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out his obligations hereunder. This Agreement, when executed and delivered by the Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Buyer is a party.

2.3 Advice. (i) The Buyer is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Seller or any of the Seller’s directors, officers, employees, agents, representatives or advisers, (ii) neither Seller nor any of the Seller’s directors, officers, employees, agents, representatives or advisers has given to the Buyer (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) as to the purchase by the Buyer of the Restricted Shares, (iii) the Buyer has reviewed all information that he believes is necessary or appropriate in connection with his purchase of the Restricted Shares and has consulted with his own legal, regulatory, tax, business, investment, financial and accounting advisers to the extent he has deemed necessary, and he has made his own investment decision based upon his own judgment and upon any advice from such advisers as he has deemed necessary and not upon any view expressed by the Seller or any of the Seller’s directors, officers, employees, agents, representatives or advisers, and (iv) the Buyer has such knowledge and experience in financial, business and international investment matters that he is capable of evaluating the merits and risks of purchasing the Restricted Shares and properly understands the risks associated with his entry into this Agreement, and the Buyer can bear the potential losses that may result from his purchase of the Restricted Shares.

2.4 No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Buyer, threatened against the Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

2.5 Buyer Status. At the time the Buyer was offered the Restricted Shares, he was, at the date hereof he is, and on the Closing Date he will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

2.6 Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 3. Representations and Warranties of the Seller. Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

3.1 Authorization of Agreement. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Seller. This Agreement, when executed and delivered by the Seller, will constitute a valid and legally binding obligation of the Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2 Title to the Restricted Shares. Seller is the lawful owner of the Restricted Shares with good and marketable title thereto, and the Seller has the absolute right to sell, assign, convey, transfer and deliver the Restricted Shares and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration rights pertaining to the Restricted Shares), all of which rights and benefits are transferable by the Seller to Buyer pursuant to this Agreement, free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money. Delivery to Buyer of the Restricted Shares will (i) pass good and marketable title to the Restricted Shares to Buyer, free and clear of all Claims (assuming that the Buyer is a bona fide purchaser within the meaning of Section 8-302 of the New York Uniform Commercial Code), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Restricted Shares (including, without limitation, any registration rights pertaining to the Restricted Shares).

3.3 No Conflicts; Advice. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Seller is a party. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the Restricted Shares.

3.4 No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Seller, threatened against the Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.5 Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated thereby.

3.6 Bankruptcy. Seller is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

SECTION 4. Survival of Representations and Warranties; Etc. All representations and warranties of Buyer and the Seller shall survive the Closing Date. Seller may rely upon this Agreement for the purpose of assuring its compliance with applicable law.

SECTION 5. Indemnification.

Each party hereto shall indemnify, defend and hold harmless, the other party (and its respective affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of, any inaccuracy in, or any breach of, the representations or warranties of such party and the covenants or agreements made by such party in this Agreement.

SECTION 6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon confirmation of receipt), or 72 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below.

Buyer

Fnu Oudom

40 Wall Street, 60th Floor

fnu.oudom@gmail.com

Seller

CVI Investments, Inc.

c/o Heights Capital Management, Inc.

101 California Street, Suite 3250

San Francisco, CA 94111

Email: Email: winer@sig.com and kobinger@sig.com

SECTION 7. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.

SECTION 8. Counterparts. This Agreement may be executed via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

SECTION 10. Entire Agreement. This Agreement represents the entire agreement of the parties hereto and thereto with respect to the matters contemplated hereby and thereby, and there are no written or oral representations, warranties, understandings or agreements with respect thereto except as expressly set forth herein and therein.

SECTION 11. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 12. [Intentionally Omitted].

SECTION 13. Further Assurances. Each of the Buyer and the Seller hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purpose of this Agreement.

SECTION 14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. Nothing contained in this Section 14 is intended to limit the applicability of Section 15.

SECTION 15. Dispute Resolution.

(a) All disputes or claims arising under or in any way relating to this Agreement shall be settled by arbitration before a panel of three arbitrators (with one designated by the Buyer and one designated by the Seller, and the third arbitrator designated by the first two) pursuant to the rules of the American Arbitration Association. Any arbitrator designated by the Buyer or the Seller must be an “Independent Person.” For the purposes of this Section 15, an “Independent Person” shall be an individual who is not and has not been (i) a director, officer, employee, agent or shareholder of either party hereto, (ii) a consultant to either party hereto, (iii) a person with a direct or indirect financial interest in any contract with either party hereto, (iv) a director, officer or key employee of a company at a time when such company was party to a contract with either party hereto, or (v) a relative of any person referred to in clauses (i), (ii), (iii) or (iv) above. As used in the immediately preceding sentence, the term “either party hereto” shall be deemed to include any affiliates of the parties hereto. Any such arbitration shall take place in New York City. Arbitration may be commenced at any time by either party hereto giving written notice to the other party hereto that such dispute has been referred to arbitration under this Section 15. The third arbitrator shall be selected as prescribed above, but if the first two arbitrators do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the Commercial Arbitration Panel maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. In making such award, the arbitrators shall be authorized to award interest on any amount awarded. This provision for arbitration shall be specifically enforceable by the Seller and the Buyer and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each of the Seller and the Buyer shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim or any defense or objection thereto was frivolous or in bad faith, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

(b) The parties hereto acknowledge that a breach of this Section 15 would result in irreparable injury to the non-breaching party, and the non-breaching party will be entitled to seek equitable relief, including specific performance, to enforce the provisions of this Section 15.

SECTION 16. Expenses. Each party hereto shall pay the fees and expenses of any broker engaged by such party and of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other party hereto harmless against any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses; provided, however, that the Buyer shall pay for (i) any processing fees or legal opinion required by the Company’s transfer agent to process the transactions contemplated hereby and (ii) any transfer, stamp or similar taxes, if any, that are payable in connection with his execution and delivery of this Agreement and the consummation of the transactions contemplated hereby relating to him or the Restricted Shares.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

Seller

CVI Investments, Inc.

By: Heights Capital Management, Inc., its authorized agent

By:	/s/ Martin Kobinger
Name:	Martin Kobinger
Title:	President

Wire instructions:

Agent Name: Bank of America, N.A. NY

Bank Address: One Bryant Park, New York, NY 10036
Agent BIC: BOFAUS3N

Account Name: BofA Securities, Inc.
Account Number: 6550-2-13525

ABA: 026009593

*Reference:

Buyer

Fnu Oudom

By:	/s/ Fnu Oudom
Name:	Fnu Oudom